Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

UroGen Pharma Ltd.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.01 per share to be issued pursuant to future awards under the UroGen Pharma Ltd. 2019 Inducement Plan (the “Inducement Plan”)	457(c); 457(h)	300,000 shares(2)	$8.31(3)	$2,493,000(3)	$92.70 per $1,000,000	$231.10

Total Offering Amounts			300,000 shares		$2,493,000		$231.10

Total Fee Offsets							$0.00

Net Fee Due							$231.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of UroGen Pharma Ltd.’s (the “Registrant”) Ordinary Shares (“Ordinary Shares”) that become issuable under the UroGen Pharma Ltd. 2019 Inducement Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents Ordinary Shares that were added to the shares authorized for issuance under the Registrant’s Inducement Plan. On December 13, 2021, the Registrant’s Board of Directors approved an amendment to the Inducement Plan to increase the number of Ordinary Shares authorized for issuance thereunder by 300,000 Ordinary Shares, for new total of 1,200,000 Ordinary Shares, to be used exclusively for the grant of awards to individuals not previously an employee or non-employee director of the Registrant (or following a bona fide period of non-employment with the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (“Rule 5635(c)(4)”). The Inducement Plan was approved by the Registrant’s Board of Directors without shareholder approval pursuant to Rule 5635(c)(4).

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low sale prices per Ordinary Share as reported by The Nasdaq Global Market on March 15, 2022.